Exhibit 21




               SUBSIDIARIES OF RIVER VALLEY BANCORP

              Subsidiaries of River Valley Bancorp:


                      Name                      Jurisdiction of Incorporation

  Madison First Federal Savings and Loan                  Federal
  Association

  Citizens National Bank of Madison                       Federal

  Madison First Service Corporation                       Indiana